Exhibit 99.1

NEWS RELEASE NEWS RELEASE NEWS RELEASE

Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015

Contact:
Media Relations:	Investor Relations:
Clarkson Hine	Tony Diaz
(847) 484-4415	(847) 484-4410

FORTUNE BRANDS ANNOUNCES PRICING OF TENDER OFFERS

Deerfield, Illinois, August 22, 2011 — Fortune Brands, Inc. (NYSE:FO) today reported the Total Consideration and Tender Offer Consideration in respect of its previously announced tender offers (the “Tender Offers”) for up to an aggregate purchase price of $1.05 billion of its outstanding notes listed in the table below (collectively, the “Notes”). The terms and conditions of the Tender Offers are set forth in Fortune Brands’ Offer to Purchase dated July 28, 2011 and the related Letter of Transmittal, as amended as described in Fortune Brands’ press release of August 11, 2011.

The Total Consideration for each $1,000 principal amount of Notes validly tendered and not validly withdrawn at or before the Early Tender Date of 5:00 p.m. New York City time on August 10, 2011 and accepted for purchase pursuant to the Tender Offers will be the amount listed below for the Notes, which amount includes an Early Tender Payment of $30 per $1,000 principal amount of Notes accepted for purchase. The Total Consideration was determined by reference to the applicable fixed spread specified in the table below for the Notes over the yield based on the bid side price of the applicable U.S. Treasury Reference Security specified in the table below, as calculated by the Lead Dealer Managers for the Tender Offers at 11:00 a.m. New York City time, today. Notes validly tendered after the Early Tender Date and at or before the Expiration Date of 11:59 p.m. New York City time on August 24, 2011 and accepted for purchase pursuant to the Tender Offers will receive the Tender Offer Consideration listed below, specifically the Total Consideration less Early Tender Payment.

In addition to the Total Consideration or Tender Offer Consideration, as applicable, holders who tendered Notes that are accepted for payment in the Tender Offers will be paid any accrued and unpaid interest calculated up to but not including the settlement date. The settlement date is expected to be August 25, 2011, which is one day after the Expiration Date, or promptly thereafter.

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FORTUNE BRANDS ANNOUNCES PRICING OF TENDER OFFERS, PAGE 2

Notes	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level		Fixed Spread (Basis Points)	U.S. Treasury Reference Security	U.S. Treasury Reference Yield	Total Consideration	Tender Offer Consideration
5.375% Notes due 2016	349631AL5	$950,000,000	1	(a)	90	1.5% due June 30, 2016	0.914%	$1,149.56	$1,119.56

8.625% Debentures due 2021	349631AD3	$90,986,000	2		210	3.125% due May 15, 2021	2.073%	$1,367.30	$1,337.30

7.875% Debentures due 2023	349631AE1	$150,000,000	3		230	3.125% due May 15, 2021	2.073%	$1,311.45	$1,281.45

4.875% Notes due 2013	349631AK7	$300,000,000	4		100	0.375% due June 30, 2013	0.195%	$1,082.03	$1,052.03

6.375% Notes due 2014	349631AP6	$500,000,000	5		90	0.625% due July 15, 2014	0.351%	$1,140.81	$1,110.81

(a)	Subject to a limit of $550 million principal amount.

Barclays Capital Inc. and J.P. Morgan Securities LLC are the Lead Dealer Managers for the offers. D.F. King & Co., Inc. is the Information Agent and Depositary for the offers. This press release is neither an offer to purchase nor a solicitation of an offer to sell the securities. The Tender Offers are made only by the Offer to Purchase dated July 28, 2011, as amended on August 11, 2011, and the information in this news release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offers should contact Barclays Capital at (800) 438-3242 (toll-free) or (212) 528-7581 (collect) or J.P. Morgan at (866) 834-4666 (toll-free) or (212) 834-4811 (collect). Requests for documents should be directed to D.F. King & Co., Inc. at (800) 848-3416 (toll-free) or (212) 269-5550 (collect).

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FORTUNE BRANDS ANNOUNCES PRICING OF TENDER OFFERS, PAGE 3

About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company. Its operating companies have premier brands and leading market positions in distilled spirits and home and security. The major spirits brands of Beam Global Spirits & Wine, Inc. include Jim Beam and Maker’s Mark bourbon, Sauza tequila, Canadian Club whisky, Courvoisier cognac, Cruzan rum, Teacher’s and Laphroaig Scotch, EFFEN vodka, Skinnygirl cocktails and DeKuyper cordials. The brands of Fortune Brands Home & Security LLC include Moen faucets, Aristokraft, Omega, Diamond and Kitchen Craft cabinetry, Therma-Tru door systems, Simonton windows, Master Lock security products and Waterloo storage and organization products. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index and the MSCI World Index.

To receive company news releases by e-mail, please visit www.fortunebrands.com.

Forward-Looking Statements

This press release contains statements relating to future events, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. In addition to final Board authorization, the potential separation of Fortune Brands’ companies will also be subject to the receipt of a number of customary regulatory approvals and/or rulings, the execution of intercompany agreements and finalization of other related matters. There can be no assurance that any of the proposed transactions will be completed as anticipated or at all.

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